Exhibit 99.1

GrowGeneration Reports Record Financial Results Q2 2020

Record Revenues of $43.5 Million, Adjusted EBITDA of $4.6 Million and Net Income of $2.6 Million

●	2020 Revenue Guidance Increased to $170-$175M
●	Adjusted EBITDA Guidance for 2020 is $17.0-$18.0M
●	GAAP Net Income Guidance for 2020 is $7.0-$8.0M
●	2021 Revenue Guidance Set at $245-$260M
●	Adjusted EBITDA Guidance for 2021 is $26.0-$28.0M

DENVER, CO. August 13, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ:GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers, with currently 28 locations, today reported record revenues of $43.5 million and adjusted EBITDA of $4.6 million for Q2 2020. Q2 2020 was the Company’s 10th consecutive quarter of record revenues. The Company also reported record GAAP net income of approximately $2.6 million for Q2 2020 compared to net income of $1.1 Million for Q2 2019. As we continue to outpace guidance, we are increasing 2020 revenue guidance to $170M-$175M and Adjusted EBITDA to $17.0M-$18.0M. Revenue guidance for 2021 is $245M-$260M. Adjusted EBITDA guidance for 2021 is $26M-$28M.

Financial Highlights for 2nd Quarter 2020 compared to 2nd Quarter 2019

●	Revenues up 123% to $43.5 million for Q2 2020 vs $19.5 million for Q2 2019
●	Same store sales were $25.1 million for Q2 2020 vs $16.9 million for Q2 2019, a 49% increase
●	Adjusted EBITDA of $4.6 million for Q2 2020 vs $1.7 million for Q2 2019, an increase of 166%, $.12 per share, basic
●	Gross profit margin % for Q2 2020 was 26.7% vs 29.9% for Q2 2020
●	Gross profit was $11.6 million for Q2 2020 vs $5.8 million for Q2 2019, an increase of 99%
●	Store operating costs as a percentage of sales was 9.2% for Q2 2020 vs 14% for Q2 2019, a decrease of 34%
●	Income from store operations was $7.6 million for Q2 2020 vs $3.1 million for Q2 2019, an increase of 146%
●	Income from store operations as a percentage of revenue was 17.5% for Q2 2020 vs 15.8% for Q2 2019
●	Corp Payroll and G&A as a percentage of revenue was 7.2% for Q2 2020 vs 7% for Q2 2019
●	GAAP net income per share, basic, was $.07 for Q2 2020 vs $.04 for Q2 2019
●	GAAP net income was $2.6 million for Q2 2020 vs net income of $1.1 million for Q2 2019 2020

Working Capital and Cash

●	Working capital was $35.2 million on June 30, 2020 vs $30.6 million at December 31, 2019
●	Cash on June 30, 2020 is $14.8 million, cash on December 31, 2019 was $12.98 million, and cash as of August 12, 2020 was $59.3 million
●	Proceeds from the sale of common stock and warrants was $282,000 for Q2 2020
●	On July 2, 2020, the Company completed the offering of 8,625,000 shares of its common stock generating $48.3 million in gross proceeds before deducting the underwriting discounts and commissions and other offering expenses. Oppenheimer & Co. Inc. acted as the sole book-running manager for the Offering. Ladenburg Thalmann & Co. Inc. and Lake Street Capital Markets, LLC acted as co-managers for the Offering

Recent Events

●	May 12, 2020, we opened our Store Support Center in Denver, CO
●	On June 16, 2020, the Company purchased the assets of H2O Hydroponics LLC. located in West Lansing, MI, creating a 15,000 sq. ft., $8.0 million operation in West Lansing, MI.
●	On June 29, 2020 GrowGeneration was added to the Russell 3000® Index
●	On July 2,2020 Oppenheimer & Co. Inc. acted as the sole book-running manager and closed on a $48.3 million Offering. Ladenburg Thalmann & Co. Inc. and Lake Street Capital Markets, LLC were acting as co-managers for the Offering
●	The Company surpassed $100 million in year-to-date revenues on August 10, 2020
●	On August 10,2020, the Company purchased the assets of Emerald City Garden, located in Concord, CA
●	On August 12, 2020, the Company entered into a partnership with Whole Cites Foundation, committing to donate free product to develop urban farms across the US

Darren Lampert, Co-Founder and CEO, said, “The Company’s Q2 2020 record financial results reflect our continued focus on revenue growth and EBITDA expansion. Q2 2020 is the Company’s 10th consecutive quarter of record revenues. Revenues were up 123% for Q2 2020 versus Q2 2019, to $43.5 million. Adjusted EBITDA was $4.6 million for Q2 2020 compared to $1.7 million for Q2 2019, an increase of 166% or $.12 per share, basic. Our same store sales were up 49% for the period Q2 2020 versus Q2 2019. Income from store operations was $7.6 million for Q2 2020 vs $3.1 million for Q2 2019, an increase of 146%.

Our online business increased by 149%, Q2 2020 versus Q2 2019. Our commercial division generated over $9.0 million in revenues, an increase of 142% Q2 2020 versus Q2 2019. The Company added 167 new commercial customer accounts from Q1, 2020 to Q2 2020 and now services over 700 commercial accounts. We continue to see strong demand for our products that include LED lights, nutrients, additives, soils and other products that outfit and feed grower’s gardens. Our Sunleaves private-label nutrient and additives line of product is now generating over $100,000 a month in sales. Our weekly walk-in transactions are now 10,000, an increase of 50%, quarter over quarter. On June 16, the Company successfully acquired H2O Hydroponics LLC, and consolidated it with our West Lansing operations into a new 15,000 sq. ft. super hydroponic garden center. The Company believes that the combined business will generate over $8.0 million in annual revenues in 2020.

Our mergers and acquisitions pipeline is the most active it has been since our inception. We have set a corporate goal to reach 50 stores and 15 states in 2021.

On July 2, 2020 we closed on a $48 million upsized follow-on public offering with Oppenheimer & Co. Inc. acting as the sole book-running manager for the Offering. Ladenburg Thalmann & Co. Inc. and Lake Street Capital Markets, LLC acted as co-managers for the Offering. The Company intends to use the net proceeds from the Offering primarily to expand its network of hydroponic/garden centers through organic growth and acquisitions, and for general corporate purposes.

On June 29, 2020, we were added to the Russell 3000® Index. We believe our Russell 3000 listing will increase long-term shareholder value by improving awareness, liquidity and appeal to institutional investors.

While we take this opportunity to announce our quarterly earnings, we are mindful of the COVID-19 plight which is besieging society, leaving no one unaffected. We are thankful for the dedication of health care workers and first responders, as well as the essential workers who are keeping our communities running.

As a result of our first-rate preparedness, all of our personnel have been working since mid-March with complete effectiveness. I have been inspired by the efforts and dedication of GrowGen’s team as they have worked tirelessly to service our customers and communities.

The economic road ahead will challenge all businesses, but GrowGen’s strong Executive Team, balance sheet and amazing employees put us on excellent footing to overcome adversity.

As we continue to monitor the COVID-19 situation, GrowGen is considered an “essential” supplier to the agricultural industry, suppling the nutrients and nourishment required to feed their plants. Accordingly, we are open during this difficult time and will remain open for the foreseeable future. We have plans and procedures in place to ensure our customers and employees stay safe during this time of uncertainty. All of us at GrowGeneration remain committed to the safety and well-being of our customers and employees and send our prayers and thoughts to all in the growing community.

GrowGeneration has partnered with Whole Cities Foundation and has committed to donate free product to local communities and their urban farms that have been severely affected.”

Annual Guidance for 2020 and 2021

Full year 2020

●	Sales $170M-$175M
●	Adjusted EBITDA guidance for 2020 increased to $17.0M-$18.0M
●	GAAP pre-tax net income guidance set at $7M-$8M.

Full Year 2021

●	Sales $245M-$260M.
●	Adjusted EBITDA for 2021 is $26.0M-$28.0M.

Conference Call

The company will host a conference call on Thursday, August 13, 2020 at 9:00AM Eastern Time.

Participant Dial-In Numbers:

Toll-Free: (+1) 888-664-6383

*Participants should request the GrowGeneration Earnings Call or provide confirmation code: 28032517

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 28 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at www.growgen.pro and www.growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

All inquiries:

michael@growgeneration.com

610-216-0057

●	Website: www.GrowGeneration.com
●	E-commerce: https://www.growgen.pro/
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	June 30, 2020	June 30, 2019
Net income	$2,573,943	$1,062,000
Income taxes	156,000	-
Interest	13,240	3,161
Depreciation and Amortization	467,677	150,842
EBITDA	3,210,860	1,216,003
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,186,905	390,898
Bad debt reserve allowance	194,680	-
Amortization of debt discount	-	117,150

Adjusted EBITDA	$4,592,445	$1,724,051

Adjusted EBITDA per share, basic	$.12	$.06
Adjusted EBITDA per share, diluted	$.12	$.05

	Six Months Ended
	June 30, 2020	June 30, 2019
Net income	$480,425	$1,291,421
Income taxes	156,000	-
Interest	20,421	8,690
Depreciation and Amortization	826,820	291,132
EBITDA	1,483,666	1,591,243
Share based compensation (option compensation, warrant compensation, stock issued for services)	5,301,972	522,243
Bad debt reserve allowance	194,680	-
Amortization of debt discount	-	242,096

Adjusted EBITDA	$6,980,318	$2,355,582

Adjusted EBITDA per share, basic	$.17	$.08
Adjusted EBITDA per share, diluted	$.17	$.08

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$14,823,541	$12,979,444
Accounts receivable (net of allowance for credit losses of $465,420 and $331,372, respectively)	3,608,966	4,455,209
Inventory, net	30,429,958	22,659,357
Prepaid expenses and other current assets	5,166,060	2,549,559
Total current assets	54,028,525	42,643,569

Property and equipment, net	4,015,982	3,340,616
Operating leases right-of-use assets, net	7,630,644	7,628,591
Deferred income taxes		-
Intangible assets, net	820,507	233,280
Goodwill	21,085,084	17,798,932
Other assets	294,718	377,364
TOTAL ASSETS	$87,875,460	$72,022,352

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,933,154	$6,024,750
Other accrued liabilities	107,568	-
Payroll and payroll tax liabilities	1,343,696	1,072,142
Customer deposits	2,334,861	2,503,785
Sales tax payable	878,174	533,656
Income taxes payable	156,000	-
Current maturities of operating leases liability	1,959,124	1,836,700
Current maturities of long-term debt	91,128	110,231
Total current liabilities	18,803,705	12,081,264

Operating leases liability, net of current maturities	5,843,739	5,807,266
Long-term debt, net of current maturities	213,930	242,079
Total liabilities	24,861,374	18,130,609

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 38,844,819 and 36,876,305 shares issued and outstanding, respectively	38,845	36,876
Additional paid-in capital	69,382,004	60,742,055
Accumulated deficit	(6,406,763)	(6,887,188)
Total stockholders’ equity	63,014,086	53,891,743
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$87,875,460	$72,022,352

GROWGENERATION CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Sales	$43,451,840	$19,483,383	$76,433,345	$32,570,605
Cost of sales	31,866,503	13,663,173	55,901,760	23,063,764
Gross profit	11,585,337	5,820,210	20,531,585	9,506,841

Operating expenses:
Store operations	3,999,280	2,734,788	7,516,329	4,616,326
General and administrative	1,150,435	549,129	2,424,647	1,124,313
Share based compensation	1,186,905	390,898	5,301,972	522,243
Depreciation and amortization	467,677	150,842	826,820	291,132
Salaries and related expenses	1,971,391	820,842	3,769,151	1,429,106
Total operating expenses	8,775,688	4,646,499	19,838,919	7,983,120

Income from operations	2,809,649	1,173,711	692,666	1,523,721

Other income (expense):
Interest expense	(13,240)	(120,311)	(20,421)	(250,786)
Interest income	200	15,433	25,042	34,283
Other income (loss)	(66,666)	(6,833)	(60,862)	(15,797)
Total non-operating income (expense), net	(79,706)	(111,711)	(56,241)	(232,300)

Net income before taxes	2,729,943	1,062,000	636,425	1,291,421
Provision for income taxes	(156,000)	-	(156,000)	-
Net Income	$2,573,943	$1,062,000	$480,425	$1,291,421

Net income per shares, basic	$.07	$.04	$.01	$.04
Net income per shares, diluted	$.06	$.03	$.01	$.04

Weighted average shares outstanding, basic	38,616,610	30,326,304	38,224,109	29,389,636
Weighted average shares outstanding, diluted	41,016,392	31,426,757	40,241,292	30,455,282